                                                                   EXHIBIT 10.10

                            SECURED CREDIT AGREEMENT

       This SECURED CREDIT AGREEMENT (as amended, supplemented or modified from time to time, this "Agreement") is dated as of October 30, 1998 and is between PROXICOM, INC. and NATIONSBANK, N.A.

       The parties hereto agree as follows:

                                    ARTICLE I
                               GENERAL DEFINITIONS

       SECTION 1.1. DEFINITIONS. The following terms, as used herein, have the following meanings:

       "Acquisition" means any transaction, or any series of related transactions, consummated after the date of this Agreement, by which the Borrower or any of its Consolidated Subsidiaries (a) acquires a division or similar business unit, any going business or all or substantially all of the assets of any Person, whether through the purchase of assets, merger or otherwise, (b) directly or indirectly acquires control of at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors, or (c) directly or indirectly acquires control of a majority ownership interest in any Person that is not a corporation. The terms "Acquire", "Acquired" and "Acquiring" used as verbs shall have correlative meanings.

       "Acquisition Agreement" means (i) the agreement between an Acquisition Company and a Target or the seller or sellers of a Target, pursuant to which such Acquisition Company agrees to Acquire a division or similar business unit from a Target, all or substantially all of the assets, stock or other ownership interests of a Target, or merge with a Target; (ii) the documents described in any such agreement and related in any manner to the Acquisition of any Acquired assets, including, but not limited to, the buy/sell agreement, historical financial statements of the Target and a detailed description of the Acquired assets, and every other document, instrument or certificate executed in connection with such agreement; together with (iii) all amendments to any of the foregoing.

       "Acquisition Analysis" means, with respect to any proposed Acquisition, an analysis, prepared by the chief financial officer of the Borrower, of the structure and financial impact of the Acquisition in question, including the Target's audited financial statements (or other financial statements reasonably acceptable to the Bank) for the last two fiscal years and a summary of the material tax and accounting consequences related to the Acquisition, which analysis shall be in form and substance reasonably satisfactory to the Bank.

       "Acquisition Company" means the Borrower or any Consolidated Subsidiary of the Borrower Acquiring a Target.

       "Affiliate" means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a "Controlling Person") or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person, and if such Person is an individual, any member of the immediate family (including parent, spouse, children and siblings) of such individual and any trust whose principal beneficiary is such individual or one or more members of such immediate family and any Person who is controlled by any such member or trust. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

       "Bank" means NationsBank, N.A., a national banking association, and its successors and assigns.

       "Borrower" means Proxicom, Inc., a Delaware corporation, and its successors.

       "Business Day" means any day except a Saturday, Sunday or other day on which commercial banks in Virginia are authorized by law to close.

       "Code" means the Internal Revenue Code of 1986, as amended.

       "Collateral" means all of the property which is subject or is to be subject to the Liens granted by the Collateral Documents.

       "Collateral Documents" means the Security Agreements, the Pledge Agreements, the Mortgages, the Intellectual Property Assignments, and all supplemental assignments, mortgages, deeds of trust and other documents delivered or to be delivered pursuant thereto.

       "Commitment" has the meaning set forth in Section 2.1.

       "Consolidated Subsidiary" means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements as of such date.

       "Debt" means, collectively, and includes, with respect to any specified Person (a) indebtedness or liability for borrowed money whether by loan, the issuance and sale of debt securities or the sale of assets to another Person subject to an understanding or agreement, contingent or otherwise, to repurchase such assets from such Person, or for the deferred purchase price of property or services; (b) obligations of a lessee under a capital lease; (c) obligations to reimburse the issuer of letters of credit or acceptances; (d) Debt of others guaranteed by such Person; (e) obligations under interest rate swap, cap or collar agreements or other similar agreements or arrangements designed to protect that Person against fluctuations in interest rates; (f) obligations under any foreign exchange contract, currency swap agreements or other similar agreements or arrangements designed to protect that Person against fluctuations in currency values; (g) obligations secured by any Lien on property owned by the specified Person, whether or not the obligations have been assumed, provided that the amount of such Debt shall be limited to the lesser of (i) the outstanding principal balance of such Debt or (ii) the fair market value of the property of such Person securing such Debt; and (h) the purchaser's obligations under seller-take-back transactions.

       "Default" means any condition or event which constitutes an Event of Default or which, with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

       "Effective Date" means the date on which this Agreement becomes effective in accordance with Section 9.8.

       "Event of Default" has the meaning set forth in Section 8.1.

       "GAAP" means generally accepted accounting principles in the United
States.

       "Guaranty" means any guaranty of payment executed and delivered by a Guarantor in accordance with the requirements of Article III and substantially in the form of Exhibit B hereto, as such guaranty may be amended, modified or supplemented from time to time, and "Guaranties" means all of said documents.

       "Guarantor" means each Subsidiary of the Borrower which becomes a Guarantor pursuant to the requirements of Section 6.17, and "Guarantors" means all of such Persons.

       "Intellectual Property Assignment" means any security agreement between the Borrower or a Guarantor and the Bank, substantially in the form of Exhibit C hereto, as such agreement may be amended, supplemented or modified from time to time, and "Intellectual Property Assignments" means all of said agreements.

       "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, the Borrower or a Guarantor shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

       "Loan" means a loan made by the Bank to the Borrower pursuant to this Agreement, and "Loans" means all of such Loans.

       "Mortgage" means any mortgage or deed of trust executed and delivered by the Borrower or a Guarantor in accordance with the requirements of Article III, as such mortgage or deed of trust may be amended, modified or supplemented from time to time, and "Mortgages" means all of said documents.

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       "Net Income" means, for any Person for any period, the consolidated net income (or deficit) of such Person and its Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from the calculation thereof any extraordinary, unusual or non-recurring gains or losses during such period in accordance with GAAP.

       "Note" has the meaning set forth in Section 2.4(a).

       "Permitted Liens" means the Liens referred to in clauses (i) through
(vii) of Section 6.8.

       "Person" means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

       "Pledge Agreement" means any pledge agreement executed and delivered by the Borrower or a Guarantor in accordance with the requirements of Article III and substantially in the form of Exhibit D hereto, as such agreement may be amended, modified or supplemented from time to time, and "Pledge Agreements" means all of said documents.

       "Pro Forma Financials" means, with respect to any Acquisition, consolidated and consolidating balance sheets and income statements of the Acquisition Company and Target, as of the closing of the applicable Acquisition, setting forth projections for the three year period following the Acquisition after giving effect to the closing of the related Acquisition Agreement, and setting forth in reasonable detail the assumptions underlying such projections, which assumptions are acceptable to the Bank in its sole discretion.

       "Revolving Credit Period" means the period from and including the Effective Date to but excluding the later of (i) August 31, 2000 or (ii) the date to which the Revolving Credit Period has been extended pursuant to Section 2.3.

       "Security Agreement" means any security agreement between the Borrower or a Guarantor and the Bank, substantially in the form of Exhibit E hereto, as such Agreement may be amended, supplemented or modified from time to time, and "Security Agreements" means all of said agreements.

       "Subsidiary" means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Borrower.

       "Target" means any Person, a majority of the stock (or comparable ownership interests) of which (directly or indirectly), a division or similar business unit of which, or all or substantially all of the assets and business of any of the foregoing of which, are to be Acquired by an Acquisition Company, pursuant to the terms of an Acquisition Agreement.

       "Tax" means any fee (including license, filing and registration fee), tax (including any income, gross receipts, franchise, sales, use or real, personal, tangible or intangible property tax), interest equalization or stamp tax, assessment, levy, impost, duty, charge or withholding of any kind or nature whatsoever, imposed or assessed by any governmental body, agency or official, together with any penalty, fine or interest thereon.

       "Wholly-Owned Consolidated Subsidiary" means any Consolidated Subsidiary all of the shares of capital stock or other ownership interests of which (except directors' qualifying shares) are at the time directly or indirectly owned by the Borrower.

       SECTION 1.2. ACCOUNTING TERMS AND DETERMINATIONS. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower's independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Bank.

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                                   ARTICLE II
                                   THE CREDIT

       SECTION 2.1. COMMITMENT TO MAKE LOANS. The Bank agrees, on the terms and conditions set forth in this Agreement, to make loans ("Loans") to the Borrower from time to time during the Revolving Credit Period in an aggregate principal amount not to exceed $10,000,000.00 at any one time outstanding (such amount, as it may be reduced from time to time pursuant to Section 2.6, being herein referred to as the "Commitment"). Subject to the foregoing, the Borrower may borrow under this Section 2.1, prepay and reborrow.

       SECTION 2.2. METHOD OF BORROWING. The Borrower shall give the Bank notice not later than 11:00 a.m. (Eastern Time) on the date of each proposed borrowing hereunder, specifying the date on which it proposes to borrow (which shall be a Business Day), the amount of the Loan to be borrowed and the Borrower's deposit account at the Bank into which such amount is to be deposited. Not later than 2:00 p.m. (Eastern Time) on the date so specified, the Bank shall (unless it determines that any applicable condition specified in this Agreement has not been satisfied) deposit the amount of the requested loan, in immediately available funds in McLean, Virginia, to the Borrower in said deposit account.

       SECTION 2.3. EXTENSION OF REVOLVING CREDIT PERIOD. The Revolving Credit Period shall be automatically extended on August 31, 2000 to but excluding August 31, 2001 unless the Bank shall have given notice not later than ninety
(90) days prior to the date on which the Revolving Credit Period would otherwise terminate that the Bank has elected not to extend the Revolving Credit Period. The ability of the Bank not to extend the Revolving Credit Period shall be unconditional and within its sole discretion, notwithstanding that no Event of Default exists under this Agreement or the Note and regardless of the adequacy of the Collateral for the Borrower's performance of its obligations hereunder and thereunder.

       SECTION 2.4. NOTE.

       (a) The Loans shall be evidenced by, and repayable with interest in accordance with, a single note substantially in the form of Exhibit A hereto and appropriately completed (the "Note").

       (b) The Bank shall record, and prior to any transfer of the Note shall endorse on the schedule forming a part thereof appropriate notations to evidence, the date and amount of each Loan and the date and amount of each payment of principal made by the Borrower with respect thereto; Provided, however, that any failure of the Bank to make such a notation or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of the Note. The Borrower hereby irrevocably authorizes the Bank so to endorse the Note and to attach to and make part of the Note a continuation of any such schedule as and when required.

       SECTION 2.5. COMMITMENT FEE. During the Revolving Credit Period, the Borrower shall pay to the Bank a commitment fee at the rate of one-quarter of one percent (0.25%) per annum on the unused portion of the Commitment. Such commitment fee shall accrue from and including the Effective Date to but excluding the last day of the Revolving Credit Period and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing January 15, 1999, and on the last day of the Revolving Credit Period.

       SECTION 2.6. OPTIONAL TERMINATION OR PERMANENT REDUCTION OF THE COMMITMENT. The Borrower may, upon at least three Business Days' notice to the Bank, (i) terminate at any time, or (ii) permanently reduce, not more frequently than once per year, by an aggregate amount of $1,000,000 or more, the unused portion of the Commitment. If the Commitment is terminated in its entirety, any accrued commitment fee shall be payable on the effective date of such termination.

       SECTION 2.7. OPTIONAL PREPAYMENTS. The Borrower may prepay the Loans in whole or in part at any time, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

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                                   ARTICLE III
                               CONDITIONS TO LOANS

       The obligation of the Bank to make each Loan is subject to the satisfaction of the following conditions:

       SECTION 3.1. ALL LOANS. In the case of each Loan:

              (i) receipt by the Bank of notice of borrowing as required by
       Section 2.2;

              (ii) the fact that no Default has occurred and is continuing or would result from such Loan;

              (iii) the fact that the representations and warranties of the Borrower contained in this Agreement and of the Guarantors contained in the Guaranties shall be true on and as of the date of such Loan (or, with respect to representations and warranties that speak as of an earlier date, as of such earlier date); and

              (iv) the fact that such Loan will be guaranteed under the Guaranties and secured by the Collateral Documents.

Each borrowing hereunder shall be deemed to be a representation and warranty by the Borrower on the date thereof that the facts hereinabove set forth in clauses
(ii), (iii) and (iv) of this Section are true as of such date.

       SECTION 3.2. FIRST LOAN. In the case of the first Loan:

              (i) receipt by the Bank of a duly executed Note, dated on or before the date of such Loan, complying with the provisions of Section 2.4;

              (ii) all legal matters incident to this Agreement, the Note, the Collateral Documents and the Guaranties and the transactions contemplated hereby and thereby shall be reasonably satisfactory to Mays & Valentine, L.L.P., counsel for the Bank;

              (iii) receipt by the Bank of (A) a copy of the Borrower's certificate of incorporation, as amended, certified by the appropriate office of the State of Delaware; (B) a certificate of such office, dated as of a recent date, as to the good standing and charter documents of the Borrower on file; and (C) a certificate of the Secretary or an Assistant Secretary of the Borrower dated the date of such Loan and certifying (1) that the certificate of incorporation of the Borrower has not been amended since the date of the last amendment thereto indicated on the certificate furnished pursuant to clause (B) above, (2) as to the absence of dissolution or liquidation proceedings by or against the Borrower, (3) that attached thereto is a true and complete copy of the by-laws of the Borrower as in effect on the date of such certification,
       (4) that attached thereto is a true, correct and complete copy of resolutions adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of this Agreement, the Notes and the Collateral Documents to which the Borrower is a party and that said resolutions have not been amended and are in full force and effect on the date of such certificate and (5) as to the incumbency and specimen signatures of each officer of the Borrower executing this Agreement, the Note and any Collateral Documents to which it is a party, or any other document delivered in connection herewith or therewith;

              (iv) receipt by the Bank of duly executed copies of the Guaranties of all Guarantors in existence on the date of said Loan;

              (v) receipt by the Bank of executed copies of the Collateral Documents of the Borrower, and all Guarantors in existence on the date of said Loan, granting to the Bank a first Lien in all the Collateral described therein;

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

              (vi) receipt by the Bank of certificates representing the shares of any stock pledged under the Pledge Agreements in effect on the date of said Loan, duly indorsed in blank or accompanied by stock powers duly executed in blank;

              (vii) receipt by the Bank of an opinion of Christopher Capuano, general counsel for the Borrower, substantially in the form of Exhibit H hereto and covering such additional matters relating to the transactions contemplated hereby as the Bank may reasonably request;

              (viii) (A) on or prior to the date of such Loan, each document (including, without limitation, each Uniform Commercial Code financing statement but excluding filings with the U.S. Copyright Office and the U.S. Patent and Trademark Office) required by law or reasonably requested by the Bank to be filed, registered or recorded in order to create in favor of the Bank a perfected first priority security interest in the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested; (B) within 10 days after the date of such Loan, each filing with the U.S. Copyright Office and the U.S. Patent and Trademark Office required by law or reasonably requested by the Bank to be filed, registered or recorded with respect to the Collateral shall have been properly filed, registered or recorded in the appropriate office; and (C) the Bank shall have received, within 30 days after the date of such Loan, an acknowledgment copy, or other evidence satisfactory to it, of each of the foregoing filings, registrations and recordations;

              (ix) receipt by the Bank of (A) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing the financing statements referred to in clause (viii) above and all other effective financing statements that name the Borrower (under its present names and any previous names) as debtors or sellers and that are filed in the jurisdictions referred to in clause (viii) above, together with copies of such other financing statements (none of which shall cover the Collateral, except as otherwise disclosed in writing to, and accepted by, the Bank); and (B) completed Lien search requests for all filings in the U.S. Copyright Office and the U.S. Patent and Trademark Office;

              (x) receipt by the Bank of a landlord's waiver with respect to the Borrower's lease of its office space in Reston, Virginia and of evidence of the completion of all recordings and filings of the Collateral Documents as may be necessary or, in the opinion of the Bank, desirable to perfect the Liens created by the Collateral Documents;

              (xi) receipt by the Bank of evidence of the insurance required by the Collateral Documents;

              (xii) receipt by the Bank of a certificate signed by the President of the Borrower, to the effect set forth in clauses (ii) and
       (iii) of Section 3.1; and

              (xiii) receipt by the Bank of all documents it may reasonably request relating to the existence of the Borrower and the Guarantors, and their respective authority to execute, deliver and perform, as applicable, this Agreement, the Note, the Guaranties, and the Collateral Documents and the validity of this Agreement, the Note, the Guaranties and the Collateral Documents and any other matters relevant hereto or thereto, all in form and substance reasonably satisfactory to the Bank.

The failure of any action to be taken, or the failure of any documentation to be delivered to the Bank, required by this Section to be taken or delivered after the making of the related Loan, shall constitute a breach of covenant under this Agreement.

       SECTION 3.3. ACQUISITIONS. In the case of each Loan made to finance an Acquisition (and in addition to the requirements of Section 3.1):

              (i) The Acquisition Company shall deliver to the Bank a certificate, dated as of the date of disbursement of said Loan, pursuant to which the

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

       Acquisition Company shall warrant and represent to the Bank that (A) to the best of its knowledge, each of the representations and warranties made by the sellers of the Target to the Acquisition Company under such Acquisition Agreement is true and correct; (B) except as specifically disclosed in writing to the Bank prior to the date of said Loan, no broker or finder brought about the making or closing of such Loan made with respect to such Acquisition Agreement, and neither the Acquisition Company nor the Bank has any obligation to any Person in respect of any finder's or brokerage fees in connection with such Loan; (C) the parties to the Acquisition Agreement have complied with all requirements of every bulk sales or transfer law that may be applicable to the sale of the Acquired assets to the Acquisition Company, or the Acquisition Company has obtained indemnification against any and all liability arising from the failure to so comply; (D) the Acquisition Agreement has not been amended except as set forth in written amendments thereto delivered to the Bank prior to the date of said Loan, (E) the applicable Acquisition Analysis and Pro Forma Financials remain accurate and complete in all material respects; and (F) as of the date immediately after the consummation of all the agreements and transactions under and pursuant to such Acquisition Agreement, the Acquisition Company and its Subsidiaries will not have any material amount of liabilities, contingent or otherwise, not reflected in the Pro Forma Financials.

              (ii) Termination statements or releases shall have been filed with respect to any financing statements or Liens covering all or any portion of the Acquired assets, except for financing statements perfecting Liens permitted by this Agreement.

              (iii) The Bank shall have received evidence satisfactory to it that, after giving effect to the Loan, neither the Borrower nor any Subsidiary of the Borrower is or will be rendered insolvent within the meaning of Section 548 of the Federal Bankruptcy Code and any applicable state fraudulent conveyance laws. This condition may be satisfied by delivering to the Bank a Solvency Certificate, in substantially the form of Exhibit F attached to this Agreement, dated as of the disbursement date of the Loan.

              (iv) The Acquisition shall comply with Section 6.17.

All documents and opinions referred to in this Article shall be in form and substance reasonably satisfactory to the Bank and its counsel.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

              The Borrower represents and warrants that:

       SECTION 4.1. CORPORATE EXISTENCE AND POWER. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted. The Borrower and each Subsidiary is duly qualified as a foreign corporation, licensed and in good standing in each jurisdiction where qualification or licensing is required by the nature of its business or the character and location of its property, business or customers and in which the failure to so qualify or be licensed, as the case may be, in the aggregate, could have a material adverse effect on the business, financial position, results of operations, properties or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

       SECTION 4.2. CORPORATE AND GOVERNMENTAL AUTHORIZATION; CONTRAVENTION. The execution, delivery and performance by the Borrower of this Agreement, the Notes and the Collateral Documents to which it is a party are within its corporate power, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute (with or without the giving of notice or lapse of time or both) a default under, any provision of applicable law or of the articles of incorporation or by-laws of the Borrower or of any material agreement, or any judgment, injunction, order, decree or other instrument binding upon or affecting the Borrower or result in the creation or imposition of any Lien (other than the Lien of the Collateral Documents) on any of its assets.

       SECTION 4.3. BINDING EFFECT. This Agreement constitutes a valid and binding agreement of the Borrower and the Note, when executed and delivered in accordance with this Agreement, will constitute the valid and binding obligation of the Borrower, in each case enforceable against the Borrower in accordance with its terms, except as (i) the enforceability hereof and thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors' rights generally and (ii) rights of acceleration and the availability of equitable remedies may be limited by equitable principles of general applicability.

       SECTION 4.4. FINANCIAL INFORMATION.

       (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1997 and the related consolidated statements of income for the fiscal year then ended, reported on by PWC, LLC, a copy of which has been delivered to the Bank, fairly present, in conformity with GAAP, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their results of operations and changes in financial position for such fiscal year. As of the date of such financial statements, the Borrower and its Consolidated Subsidiaries did not have any material contingent obligation, contingent liability or liability for Taxes, long-term lease or unusual forward or long-term commitment, which is not reflected in any of such financial statements or notes thereto.

       (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of June 30, 1998 and the related unaudited consolidated statements of income for the six months then ended, a copy of which has been delivered to the Bank, fairly present, in conformity with GAAP applied on a basis consistent with the financial statements referred to in clause (a) of this Section, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their results of operations and changes in financial position for such six-month period (subject to normal year-end adjustments).

       (c) Since June 30, 1998, there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

       SECTION 4.5. LITIGATION. Except as set forth on Schedule 4.5 hereto, there is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Consolidated Subsidiaries before any court, governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries or which in any manner draws into question the validity of this Agreement, the Note, the Guaranties or any Collateral Document and there is no basis known to the Borrower for any such action, suit or proceeding.

       SECTION 4.6. MARKETABLE TITLE. The Borrower has good and marketable title to all its properties and assets subject to no Lien, except Permitted Liens.

       SECTION 4.7. FILINGS. Except for the 10-day grace period set forth in
Section 3.2(viii)(B), all actions by or in respect of, and all filing with, any governmental body, agency or official required in connection with the execution, delivery and performance of this Agreement, the Note and the Collateral Documents, or necessary for the validity or enforceability thereof or for the protection or perfection of the rights and interests of the Bank thereunder, will, prior to the date of delivery thereof, have been duly taken or made, as the case may be, and will at all times thereafter remain in full force and effect.

       SECTION 4.8. REGULATION U. The Borrower does not own any "margin stock" as such term is defined in Regulation U. The proceeds of the Loans will be used by the Borrower only for the purposes set forth in Section 6.14 hereof. None of the Loan proceeds will be used, directly or indirectly, for the purpose of (i) purchasing or carrying any margin stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry margin stock or for any other purchase which might constitute the Loans a "purpose credit" within the meaning of Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; or (ii) acquiring any equity security of a class which is registered pursuant to Section 12 of the Securities Exchange Act of 1934.

       SECTION 4.9. TAXES. United States Federal income tax returns of the Borrower and its Subsidiaries have been examined and closed through the fiscal year ended December 31, 1997. The

Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid (or made adequate provision for the payment of) all Taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary, except where the payment of such Tax is being disputed in good faith and adequate reserves have been established in accordance with GAAP. The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of Taxes or other governmental charges are, in the opinion of the Borrower, adequate.

       SECTION 4.10. SUBSIDIARIES. Each of the Borrower's corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

       SECTION 4.11. ENVIRONMENTAL COMPLIANCE. (a) The Borrower (including for purposes of this Section 4.11, any former or current Affiliate or Subsidiary of the Borrower) is in material compliance with all applicable laws, rules, regulations and orders of all governmental bodies, agencies and officials relating to environmental matters and the release, handling and disposal of hazardous, toxic and polluting substances.

       (b) The Borrower has obtained and is in material compliance with all required Governmental permits, certificates, licenses, approvals and other authorizations, and has filed all notifications relating to air emissions, effluent discharges and solid and hazardous waste storage, treatment and disposal required in connection with its ownership or use of real estate or the operation of its business.

       (c) There are no outstanding notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings, administrative, criminal or civil, at law or in equity, pending against the Borrower or its properties that would have a material adverse effect on the Borrower's business, financial position, results of operations or prospects or on any facility or the operation of any facility, and no investigation or review is pending or to the knowledge of the Borrower threatened against the Borrower by any governmental body, agency or official with respect to any alleged violation of any governmental environmental law, regulation, ordinance, standard, permit or order in connection with its ownership or use of any real estate or the conduct of its business.

       (d) All toxic or hazardous substances generated by the Borrower have been transported in material compliance with law to storage, treatment and disposal facilities permitted or authorized to handle such substances by the governmental agency with jurisdiction thereof. No notification of release of a hazardous substance pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and to Reauthorization Act of 1986 ("CERCLA"), the Federal Clean Water Act or the Clean Air Act of any other environmental law, regulation or ordinance has been filed as to any property now or formerly occupied or owned by the Borrower.

       (e) No hazardous, toxic or polluting substances have been released, discharged or disposed of on property now or formerly owned or occupied by the Borrower that would have a material adverse effect on the Borrower's business, financial position, results of operations or prospects or any facility or operation of such facility.

       (f) The Borrower has not received from any environmental regulatory entity any requests for information, notices of claim, demand letters or other notification that in connection with the ownership or use of any real estate or the conduct of the Borrower's business it is or may be potentially responsible with respect to any investigation or clean-up hazardous substances or toxic waste or pollutants at any sites.

       (g) To the best knowledge of the Borrower, no waste generated by the Borrower has ever been sent, nor is waste generated by the Borrower being sent, directly or indirectly, to any site listed or formerly proposed for listing on the National Priority List promulgated pursuant to CERCLA or to any site listed on any state list of hazardous substances sites requiring investigation or clean up.

       SECTION 4.12. YEAR 2000 COMPLIANCE. The Borrower (i) has begun analyzing the operations of the Borrower and its Subsidiaries and Affiliates that could be adversely affected by the failure to become Year 2000 compliant (that is, that computer applications, imbedded microchips and other systems will be able to perform date-sensitive functions prior to and after December 31, 1999); and (ii) has developed a plan for becoming Year 2000 compliant in a timely manner, the implementation of which is on schedule in all material respects. The Borrower reasonably believes that it will become Year 2000 compliant for its operations and those of its Subsidiaries and Affiliates on a timely basis except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower. The Borrower reasonably believes any suppliers and vendors that are material to the operations of the Borrower or its Subsidiaries and Affiliates will be Year 2000 compliant for their own computer applications except to the extent that a failure to do so could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower.

       SECTION 4.13. DISCLOSURE. None of this Agreement, any Collateral Document, any schedule or exhibit thereto or document, certificate, report, statement or other information furnished to the Bank in connection herewith or therewith or with the consummation of the transactions contemplated hereby or thereby contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading. There is no fact materially adversely affecting the assets, business, financial position, results of operations or prospects of the Borrower which has not been set forth in a footnote included in the financial statements referred to in Section 4.4(a) or in an exhibit or schedule thereto.

                                    ARTICLE V
                               FINANCIAL COVENANTS

       The Borrower agrees that so long as the Bank is committed to make Loans hereunder or any amount payable hereunder or under the Note or any Collateral Document remains unpaid:

       SECTION 5.1. CERTAIN DEFINITIONS. As used in this Article V and hereafter in this Agreement, the following terms have the following meanings:

       "Capital Expenditures" shall mean, for any Person for any period, expenditures made by such Person or any of its Subsidiaries to acquire or construct fixed assets, plant and equipment (including renewals, improvements and replacements, but excluding repairs) during such period, computed in accordance with GAAP.

       "Capital Leases" means all leases that should be capitalized on the balance sheet of the lessee prepared in accordance with GAAP.

       "Current Maturities of Long -Term Debt means, as of any date, the aggregate amount of principal payments (including, without limitation, the portion of any obligation under Capital Leases allocable to amortization in accordance with GAAP) in respect of Long-Term Debt which are, in accordance with GAAP, properly classified as of such date as current liabilities.

       "Current Taxes" means, for any period, Taxes paid in such period (rather than merely accrued or deferred.)

       "Dispose" shall mean sell, assign, transfer or otherwise dispose of any assets (whether now owned or hereafter acquired) by the Borrower or any of its Subsidiaries to any other Person, excluding any sale, assignment, transfer or other disposition of any assets sold or disposed of in the ordinary course of business and on ordinary business terms. The term "Disposed" shall have a correlative meaning.

       "EBITDA" shall mean, for any period, the sum for the Borrower and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP) of (a) Net Income for such period, plus (b) taxes, Interest Expense, depreciation and amortization for such period; provided that (1) if the Borrower shall have Disposed of a business (or any part thereof) during such period, EBITDA shall be computed as if such business (or part thereof) had been Disposed of prior to the first day of such period, and (2) if the Borrower shall have Acquired a business (or any part thereof) during such period, and if the Borrower has provided the Bank with audited financial statements (prepared in accordance with GAAP by an accounting firm acceptable to the Bank) of such business, or (if such statements are unavailable) other due diligence as to the financial position of such business acceptable to the Bank, for that portion of such period preceding the Acquisition, EBITDA shall be computed as if such business (or part thereof) had been owned by the Borrower for the whole of such period. If a Target has been generating a negative EBITDA, the adjusted amount shall be deducted for purposes of calculating compliance with Section 5.4.

       "EBITDAR" shall mean, for any period, the sum for the Borrower and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP) of (a) Net Income for such period, plus (b) taxes, Interest Expense, depreciation, amortization and Lease Expense, for such period.

       "Fixed Charge Coverage Ratio" means, at any time, the ratio of (a) EBITDAR, minus unfinanced Capital Expenditures and dividends paid to shareholders, of the Borrower and its Consolidated Subsidiaries, to (b) Current Maturities of Long-Term Debt, plus Interest Expense, Current Taxes and Lease Expense, of the Borrower and its Consolidated Subsidiaries.

       "Funded Debt" means at any date, with respect to any Person, all senior debt, letters of credit, stockholder debt, subordinated debt, seller notes and capitalized leases at such date.

       "Funded Debt Ratio" means, at any time, the ratio of (a) Funded Debt of the Borrower and its Consolidated Subsidiaries, to (b) EBITDA of the Borrower and its Consolidated Subsidiaries.

       "Interest Expense" means, for any period, the sum for the Borrower and its Consolidated Subsidiaries (determined without duplication in accordance with GAAP) of the following: (a) all interest in respect of Funded Debt (including the interest component of any payments in respect of obligations of a lessee under capital leases) accrued or capitalized during such period plus (b) the net amount payable (or minus the net amount receivable) under interest rate protection agreements during such period.

       "Lease Expense" means for any period the aggregate lease expense of the Borrower and its Consolidated Subsidiaries for such period (excluding any portion of lease expense in respect of Capital Leases).

       "Long-Term Debt" means as of any date, those Funded Debts scheduled to mature more than one year from such date and which are classified properly as long-term debt in accordance with GAAP.

       "Minimum Compliance Level" means $8,000,000, adjusted upward, effective as of December 31, 1999, and as of the end of each fiscal year thereafter, by an amount equal to 75% of the consolidated Net Income of the Borrower and its Consolidated Subsidiaries for such fiscal year, with each of the foregoing increases being fully cumulative, and with no reduction being made on account of any negative consolidated Net Income of the Borrower and its Consolidated Subsidiaries for any fiscal quarter.

       "Net Worth" means, at any date, all amounts that, in accordance with GAAP, would be included under stockholders' equity on the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries at such time.

       SECTION 5.2. NET WORTH. As of the end of each fiscal quarter of the Borrower, Net Worth shall not be less than the Minimum Compliance Level.

       SECTION 5.3. FIXED CHARGE COVERAGE RATIO. For each 12-month period ending on the last day of each fiscal quarter of the Borrower, a Fixed Charge Coverage Ratio of not less than 1.20 to 1. The calculation will also include the trailing twelve months EBITDAR of Acquired entities. For the periods ending on the last day of each of the first, second and third quarters of 1999, annualized figures will be used to determine the ratio. Annualization will be calculated as follows: by multiplying first quarter 1999 figures by 4; by multiplying second quarter 1999 figures by 2; and by dividing third quarter 1999 figures by 3 and multiplying the result by 4.

       SECTION 5.4. FUNDED DEBT RATIO. For each 12-month period ending on the last day of each fiscal quarter of the Borrower, a Funded Debt Ratio of not greater than 3.0 to 1. The calculation will also include the trailing twelve months EBITDA of Acquired entities. For the periods ending on the last day of each of the first, second and third quarters of 1999, annualized figures will be used to determine the ratio. Annualization will be calculated as set forth in
Section 5.3.

                                   ARTICLE VI
                                 OTHER COVENANTS

       The Borrower agrees that so long as the Bank is committed to make Loans hereunder or any amount payable hereunder or under the Notes or any Collateral Document remains unpaid:

       SECTION 6.1. INFORMATION. The Borrower will deliver or cause to be delivered to the Bank:

              (i) as soon as available and in any event within 120 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related statements of income and cash flow for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and accompanied by an opinion thereon by PWC, LLC or other independent public accountants satisfactory to the Bank, which opinion shall state that such consolidated financial statements present fairly the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of the date of such financial statements and the results of their operations for the period covered by such financial statements in conformity with GAAP applied on a consistent basis (except for changes in the application of which such accountants concur) and shall not contain any "going concern" or like qualification or exception or qualifications arising out of the scope of the audit;

              (ii) as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries and the related consolidated statements of income and cash flow for such quarter and for the portion of the Borrower's fiscal year ended at the end of such quarter, setting forth in each case in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower's previous fiscal year, all certified (subject to normal year-end audit adjustments) as complete and correct by the chief financial officer or chief accounting officer of the Borrower;

              (iii) simultaneously with the delivery of each set of financial statements referred to in clauses (i) and (ii) above, a certificate of the chief financial officer or chief accounting officer of the Borrower, substantially in the form of Exhibit G hereto and appropriately completed;

              (iv) forthwith upon the occurrence of any Default, a certificate of the chief financial officer or chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

              (v) as soon as reasonably practicable after obtaining knowledge of the commencement of, or of a material threat of the commencement of, an action, suit or proceeding against the Borrower or any of its Subsidiaries which could materially adversely affect the business, properties, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner questions the validity of this Agreement, the Note, the Guaranties, any Collateral Document or any of the other transactions contemplated hereby or thereby, the nature of such pending or threatened action, suit or proceeding and such additional information as may be reasonably requested by the Bank;

              (vi) promptly upon transmission thereof, copies of all press releases and other statements made available generally by the Borrower or its Subsidiaries to the public concerning material developments in the results of operations, financial condition, business or prospects of the Borrower or its Subsidiaries;

              (vii) promptly upon receipt thereof, copies of each report submitted to the Borrower or any of its Consolidated Subsidiaries by independent public accountants in connection with any annual, interim or special audit made by them of the books of the Borrower or any of its Consolidated Subsidiaries including, without limitation, each report submitted to the Borrower or any of its Consolidated Subsidiaries concerning its accounting practices and systems and any final comment letter submitted by such accountants to management in connection with the annual audit of the Borrower and its Consolidated Subsidiaries; and

              (viii) as soon as available, and in any event within 60 days after the beginning of each fiscal year, a copy of the Borrower's formally adopted annual budget or other form of Borrower's consolidated financial projections (but in any event to include, without limitation, pro forma income and cash flow) for the following fiscal year;

              (ix) as soon as available, and in any event within 45 days after the end of each fiscal quarter, a schedule of all outstanding accounts receivable of the Borrower and its Subsidiaries showing the initial invoice date of each such receivable and the age of such receivables in intervals of 30 days; and

              (x) from time to time such additional information regarding the financial position, results of operations or business of the Borrower or any of its Subsidiaries as the Bank may reasonably request.

       SECTION 6.2. PAYMENT OF OBLIGATIONS. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge, as the same shall become due and payable, (i) all their respective obligations and liabilities, including all claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons which, in any such case, if unpaid, might by law give rise to a Lien upon any of their properties or assets, and (ii) all lawful Taxes, assessments and charges or levies made upon their properties or assets, by any governmental body, agency or official except where any of the items in clause (i) or (ii) of this Section 6.2 may be diligently contested in good faith by appropriate proceedings, and the Borrower or such Subsidiary shall have set aside on its books, if required under GAAP, appropriate reserves for the accrual of any such items.

       SECTION 6.3. MAINTENANCE OF PROPERTY; INSURANCE.

       (a) The Borrower will keep, and will cause each of its Subsidiaries to keep, all property useful and necessary in their respective businesses in good working order and condition, subject to ordinary wear and tear and obsolescence; will maintain (either in the name of the Borrower or in such Subsidiary's own name or in the name of the Bank if required by the Security Agreement) with financially sound and reputable insurance companies, insurance on all their respective properties in at least such amounts and against at least such risks (and with such risk retentions) as are usually insured against by companies engaged in the same or a similar business; and will furnish to the Bank upon request full information as to the insurance carried.

       (b) In addition to the general requirements of subparagraph (a), the Borrower will keep the Collateral in such condition and will maintain in effect such insurance on the Collateral as is required by the terms of the Collateral Documents.

       SECTION 6.4. CONDUCT OF BUSINESS AND MAINTENANCE OF EXISTENCE. Except as otherwise permitted by Section 6.9, the Borrower will continue, and will cause each of its Subsidiaries to continue, to engage in business of the same general type as now conducted by the Borrower or such Subsidiary, and will preserve, renew and keep in full force and effect, and will cause each of its Subsidiaries to preserve, renew and keep in full force and effect, their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business.

       SECTION 6.5. COMPLIANCE WITH LAWS. The Borrower will remain in material compliance, and will cause each of its Subsidiaries to remain in material compliance, with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, ERISA and the rules and regulations thereunder) except where the necessity of compliance therewith is contested in good faith by appropriate proceedings.

       SECTION 6.6. ACCOUNTING; INSPECTION OF PROPERTY, BOOKS AND RECORDS. The Borrower will keep, and will cause each of its Subsidiaries to keep, proper books of record and account in which full, true and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to their respective businesses and activities, will maintain, and will cause each of its Subsidiaries to maintain, their respective fiscal reporting periods on the present basis and will permit, and will cause each of its Subsidiaries to permit, representatives of the Bank to visit and inspect any of their respective properties during the Borrower's normal business hours, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

       SECTION 6.7. DEBT. The Borrower and its Consolidated Subsidiaries will not incur or at any time be liable with respect to any Funded Debt in excess of $2,500,000 in the aggregate at any time, except Debt outstanding under this Agreement and the Note.

       SECTION 6.8. RESTRICTION ON LIENS. The Borrower will not, and will not permit any of its Subsidiaries to at any time create, assume or suffer to exist any Lien on any property or asset now owned or hereafter acquired by the Borrower or any of its Subsidiaries or assign or subordinate any present or future right to receive assets except:

              (i) any Liens created by the Collateral Documents;

              (ii) any purchase money security interest on any capital asset of the Borrower or any of its Subsidiaries if such purchase money security interest attaches to such capital asset concurrently with the acquisition thereof and if the Debt secured by such purchase money security interest does not exceed 80% of the lesser of the cost or fair market value as of the time of acquisition of the asset covered thereby to the Borrower or such Subsidiary; provided, that no such purchase money security interest shall extend to or cover any property or asset of the Borrower or such Subsidiary other than the related asset;

              (iii) Liens securing Taxes, assessments or governmental charges or levies or the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like persons; provided (A) with respect to Liens securing state and local Taxes, such Taxes are not yet payable,
       (B) with respect to Liens securing claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and the like, such Liens are unfiled and no other action has been taken to enforce the same, or (C) with respect to Taxes, assessments or governmental charges or levies or claims or demands secured by such Liens, payment of which is not at the time required by Section 6.2;

              (iv) Liens not securing Debt which are incurred in the ordinary course of business in connection with workmen's compensation, unemployment insurance, social security and other like laws;

              (v) any Lien arising pursuant to any order of attachment, distraint or similar legal process arising in connection with court proceedings so long as the execution or other enforcement thereof is effectively stayed and the claims secured thereby are being contested in good faith by appropriate proceedings;

              (vi) Liens existing on Acquired assets or the assets of Acquired entities at the time of Acquisition, and

              (vii) Liens in existence on the Effective Date and set forth on
       Schedule 6.8(vii) hereto.

       SECTION 6.9. CONSOLIDATIONS, MERGERS AND SALES OF ASSETS. Except for Acquisitions, the Borrower will not (i) consolidate or merge with or into any other Person or (ii) sell, lease or otherwise transfer all or any substantial part of its assets to any other Person. The Borrower will not permit any of its Subsidiaries to consolidate or merge with or into, or transfer all or any substantial part of its assets to, any Person other than the Borrower or a Wholly-Owned Consolidated Subsidiary.

       SECTION 6.10. TRANSACTIONS WITH AFFILIATES. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay any funds to or for the account of, make any investment in, engage in any transaction with or effect any transaction in connection with any joint enterprise or other joint arrangement with, any Affiliate of the Borrower or any of its Subsidiaries, except that the Borrower or any Subsidiary of the Borrower may make payment or provide compensation (including without limitation the establishment of customary employee benefit plans) for personal services rendered by employees and other Persons on terms fair and reasonable in light of the circumstances under which such services were or are to be rendered.

       Nothing in this Section 6.10 shall prohibit the Borrower or any Subsidiary of the Borrower from making sales to or purchases from any Affiliate and, in connection therewith, extending credit or making payments, or from making payments for services rendered by any Affiliate, if such sales or purchases are made or such services are rendered in the ordinary course of business and on terms and conditions at least as favorable to the Borrower or such Subsidiary as the terms and conditions which would apply in a similar transaction with a Person not an Affiliate, or prohibit the Borrower or any Subsidiary of the Borrower from participating in, or effecting any transaction in connection with, any joint enterprise or other joint arrangement with any Affiliate if the Borrower or such Subsidiary participates in the ordinary course of its business and on a basis no less advantageous than on the basis on which such Affiliate participates.

       SECTION 6.11. RESTRICTED PAYMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, (i) declare or pay any dividend or other distribution on any shares of the Borrower's or such Subsidiary's capital stock (except dividends payable solely in shares of the Borrower's or such Subsidiary's capital stock), (ii) make any payment on account of the purchase, redemption, retirement or acquisition of (A) any shares of the Borrower's or such Subsidiary's capital stock (except shares acquired upon the conversion thereof into other shares of the Borrower's or such Subsidiary's capital stock) or (B) any option, warrant or other right to acquire shares of the Borrower's or such Subsidiary's capital stock; provided, however, the following may be made:
(a) bona fide payments and redemptions required to be made under the Borrower's or any of its Subsidiaries' qualified stock option plans, (b) dividends payable to the Borrower from its Consolidated Subsidiaries, and (c) required payments on bona fide Debts between the Borrower and a Consolidated Subsidiary or between Consolidated Subsidiaries.

       SECTION 6.12. INVESTMENTS. The Borrower will not, and will not permit any of its Subsidiaries to, make or acquire any investment in any Person (whether by share purchase, capital contribution, loan, time deposit or otherwise) other than (i) in direct obligations of the United States or any agency thereof, or obligations guaranteed by the United States or any agency thereof, (ii) in commercial paper rated in the highest grade by a nationally recognized credit rating agency, (iii) in time deposits with, including certificates of deposit issued by, any office located in the United States of any bank or trust company which is organized under the laws of the United States or any state thereof and has capital, surplus and undivided profits aggregating at least $200,000,000, provided in each case that such investment matures within one year from the date of acquisition thereof by the Borrower, (iv) loans and advances to employees for travel in the ordinary course of business and in an amount consistent with past practice, (v) Subsidiaries other than Consolidated Subsidiaries, provided that such investment may not exceed $1,000,000 in the aggregate at any time, (vi) Acquisitions, (vii) Wholly-Owned Subsidiaries existing on the date hereof, (viii) deposits required to be maintained with utility companies, (ix) required security deposits, (x) trade accounts created in the ordinary course of the Borrower's or any of its Subsidiaries' business, and (xi) insured money market funds in prudent amounts.

       SECTION 6.13. TRANSACTIONS WITH OTHER PERSONS. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement with any Person whereby any of them shall agree to any restriction on the Borrower's right to amend or waive any of the provisions of this Agreement.

       SECTION 6.14. USE OF PROCEEDS. The proceeds of the Loans will be used by the Borrower to support the working capital needs of the Borrower and Guarantors, and to make Acquisitions. None of the proceeds of the Loans will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of purchasing or carrying any "margin stock" within the meaning of Regulation U.

       SECTION 6.15. INDEPENDENCE OF COVENANTS. All covenants contained herein shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of another covenant shall not avoid the occurrence of a Default if such action is taken or condition exists.

       SECTION 6.16. RESTRICTIONS WITH RESPECT TO SUBSIDIARIES.

       (a) The Borrower will not, and will not permit any of its Subsidiaries to, sell, assign, transfer or otherwise dispose of (except to the Borrower or to a Wholly-Owned Subsidiary and except to directors for the purpose of qualifying them as directors, if required, and except pursuant to presently outstanding warrants, options or other rights) any shares of stock of any class of such Subsidiary unless all of the capital stock and the entire Debt of such Subsidiary at the time owing to the Borrower and to all other Subsidiaries shall be sold, assigned, transferred or otherwise disposed of at the same time if permissible under Section 6.11.

       (b) The Borrower will not permit any of its Subsidiaries (i) to issue or sell any shares of preferred stock except to the Borrower or to a Wholly-Owned Subsidiary or (ii) to issue or sell any shares of its common stock (except to directors for the purpose of qualifying them as directors, if required) unless, after such issue or sale, the Borrower and its Subsidiaries, taken together, shall retain the same proportionate interest in such Subsidiary.

       (c) Notwithstanding subsections (a) and (b) of this Section, the Borrower and its Subsidiaries may sell, assign, or otherwise dispose of stock pursuant to the Borrower's or any of its Subsidiaries' qualified stock option plans.

       SECTION 6.17. RESTRICTIONS WITH RESPECT TO ACQUISITIONS.

       (a) Each Acquisition must comply with all of the following conditions on or before the date of Acquisition.

              (i) An executed letter of intent with respect to such Acquisition, a pro forma certificate of the Borrower described in Section 6.1(iii) and supporting Pro Forma Financials, and an Acquisition Analysis shall be delivered to the Bank at least 20 days prior to the Acquisition. Said documentation shall reflect that, after giving effect to such Acquisition, (a) the Borrower and its Subsidiaries will be in compliance with all of the financial covenants set forth in Article V of this Agreement, and (a) the Net Income (before any non-cash write-offs or one time acquisition costs associated with purchase accounting) of the Target for the 12-month period ending with the last day of the quarter in which the Acquisition occurred, is not less than $1. True and substantially complete copies of the applicable Acquisition Agreement shall be delivered to the Bank at least 10 days prior to the Acquisition.

              (ii) The Target shall be in substantially the same or a related line of business as the Borrower or any of its Subsidiaries.

              (iii) The Acquisition shall not have been preceded by an unsolicited tender offer for the capital stock or other ownership interests of the Target that was not recommended or approved by the Target's board of directors or similar governing body.

              (iv) The Acquisition Company shall have given the Bank at least 5 Business Days' prior written notice of the closing.

              (v) A majority (in number of votes) of the shares of capital stock or other ownership interests of the Target shall, as a result of said Acquisition, be directly or indirectly owned by the Acquisition Company. In the case of a merger, the Acquisition Company must be the surviving entity.

              (vi) No Default shall have occurred and be continuing.

       (b) Each domestic Consolidated Subsidiary that is in existence on, formed or Acquired on or after, the Effective Date, shall become a Guarantor, and the Borrower shall cause each such Subsidiary to satisfy each of the following conditions forthwith upon such Subsidiary's formation or Acquisition, except as otherwise set forth below:

              (i) Such Subsidiary shall execute and deliver to the Bank a Guaranty, and, within 30 days after the Acquisition or formation, a Pledge Agreement, Security Agreement and an Intellectual Property Assignment.

              (ii) All legal matters incident to such Subsidiary's becoming a Guarantor shall be reasonably satisfactory to counsel for the Bank, and the Subsidiary shall execute and deliver to the Bank, within 30 days after the Acquisition or formation, such additional documents and certificates relating to the Loans as the Bank reasonably may request.

              (iii) The Bank shall have received, within 30 days after the Acquisition or formation, an opinion of counsel to such Subsidiary, addressed to the Bank, covering such matters as the Bank may reasonably request, in form and substance reasonably satisfactory to the Bank.

              (iv) Financing statements in form and substance reasonably satisfactory to the Bank shall have been properly filed in each office where necessary to perfect the security interest of the Bank in the Collateral of such Subsidiary, and, within 30 days after the Acquisition or formation, (A) termination statements shall have been filed with respect to any other financing statements covering all or any portion of such Collateral (except with respect to Liens permitted by this Agreement), (B) all Taxes and fees with respect to such recording and filing shall have been paid by such Subsidiary or the Borrower and (C) the Bank shall have received such Lien searches or reports as it shall reasonably require confirming that the foregoing filings and recordings have been completed.

              (v) Such Subsidiary shall have delivered the following documents to the Bank, each of which shall be certified as of the date on which such Subsidiary is to become a Guarantor, by its secretary or representative performing similar functions: (1) copies of evidence of all actions taken by such Subsidiary to authorize the execution and delivery of the applicable Loan Documents; (2) copies of the articles or certificate of incorporation and bylaws (or the organizational documents for a Guarantor that is not a corporation) of such Subsidiary; and (3) a certificate as to the incumbency and signatures of the officers of such Subsidiary executing the Loan Documents.

              (vi) The Bank shall have received current certificates of good standing and qualification issued by the appropriate state official of the state of formation of such Subsidiary and in each jurisdiction in which it is qualified to do business.

              (vii) The Bank shall have received, within 30 days after the Acquisition or formation, such information and documents the Bank may reasonably request with respect to the Collateral of such Subsidiary.

              (viii) If required by the Bank, the Bank shall have received, within 30 days after the Acquisition or formation, a satisfactory field examination of the Collateral and internal control systems of such Subsidiary performed by a consultant selected by the Bank, and the Borrower shall have reimbursed the Bank for the cost of such consultant.

              (ix) All securities of such Subsidiary owned by the Acquisition Company after the Acquisition or formation shall be subject to the Lien of the Acquisition Company's Pledge Agreement, and the certificates representing such securities shall be delivered to the Bank within 30 days after such Acquisition or formation.

              (x) If reasonably required by the Bank, it shall have received a landlord waiver from each landlord of such Subsidiary, which shall be in form and substance reasonably acceptable to the Bank.

              (xi) Within 30 days after the Acquisition or formation, all intellectual property of such Subsidiary that is subject to United States copyright, patent or trademark protection shall have been duly registered with the Register of Copyrights or the United States Patent and Trademark Office, as applicable, an Intellectual Property Assignment shall have been recorded in such office, and the Bank shall have received evidence that it has a first priority perfected Lien with respect thereto.

       (c) The Borrower shall obtain the written consent of the Bank, no later than 10 Business Days prior to (i) each Acquisition (other than a stock-for-stock Acquisition) of over $1,000,000, whether or not Loan proceeds are used in whole or in part, (ii) each (other than a stock-for-stock Acquisition) Acquisition which would cause the aggregate amount of all Acquisitions (other than stock-for-stock Acquisitions) to exceed $5,000,000, whether or not Loan proceeds are used in whole or in part in connection with any of said Acquisitions, and (iii) any Acquisition of a foreign entity. For all other Acquisitions, and for any Acquisition which is entirely stock-for-stock (other than pursuant to clause (iii) above), prior Bank consent is not required, but prior written notice of each such Acquisition shall be given in accordance with Section 6.17(a)(iv).

       SECTION 6.18. CHANGE IN MANAGEMENT; CONTROL. Raul J. Fernandez shall not for any reason cease to be the President and Chief Executive Officer of the Borrower. The Borrower shall give the Bank 15 Business Days' prior written notice of the termination or resignation of Raul J. Fernandez as President and Chief Executive Officer of the Borrower. The Borrower shall not make, engage in, or suffer to exist any change, or any transaction which results or could result in a change, in the Control of the Borrower or any Guarantor. As used herein, the term "Control" of a Person means (i) ownership, control, or power to vote 30% or more of any class of voting securities of such Person, directly or indirectly or acting through one or more other Persons; (ii) control in any manner over the election or appointment of a majority of the directors, trustees, managers or general partners (or individuals exercising similar functions) of such Person; (iii) the direct or indirect power to exercise a controlling influence over the management or policies of such Person, whether through the ownership of voting securities, by contract, or otherwise; or (iv) conditioning in any manner the transfer of 30% or more of any class of voting securities of such Person upon the transfer of 30% or more of any class of voting securities of another Person.

       SECTION 6.19. YEAR 2000 COMPLIANCE. The Borrower shall promptly notify the Bank in the event the Borrower determines that any computer application which is material to the operations of the Borrower, its Subsidiaries, or any of its material vendors or suppliers will not be fully Year 2000 compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a material adverse effect upon the financial condition of the Borrower and its Subsidiaries, taken as a whole.

                                   ARTICLE VII
                             EMPLOYEE BENEFIT PLANS

       SECTION 7.1. CERTAIN DEFINITIONS. As used in this Article VII, the following terms have the following meanings:

       "Controlled Group" means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code.

       "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       "Plan" means at any time an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under
Section 412 of the Code and is either (i) maintained by a member of the Controlled Group for employees of a member or members of the Controlled Group or
(ii) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which a member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.

       "Unfunded Vested Liabilities" means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all vested nonforfeitable benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the Controlled Group to the PBGC or the Plan under Title IV of ERISA.

       SECTION 7.2. COMPLIANCE WITH ERISA. Each member of the Controlled Group has fulfilled its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with provisions of ERISA and the Code presently applicable to each Plan. No member of the Controlled Group has incurred any liability, or has entered into any transaction that is likely to cause any liability to be incurred, to the PBGC or any Plan under Title IV of ERISA. No Lien has been attached and, to the Borrower's knowledge, no Person has threatened to attach a Lien on any property of the Borrower as a result of the Borrower's failure to comply with ERISA.

       SECTION 7.3. PROHIBITED TRANSACTIONS. The Borrower will not at any time permit any Plan to:

              (i) engage in any "prohibited transaction", as such term is defined in Section 4975 of the Code or in Section 406 of ERISA;

              (ii) incur any "accumulated funding deficiency", as such term is defined in Section 302 of ERISA, whether or not waived; or

              (iii) be terminated in a manner which could result in the imposition of a Lien on the property of the Borrower pursuant to Section 4068 of ERISA.

       SECTION 7.4. INFORMATION. The Borrower agrees that so long as the Bank is committed to make Loans hereunder, or the Note remains unpaid, the Borrower will deliver or cause to be delivered to the Bank if and when any member of the Controlled Group (i) gives or is required to give notice to the PBGC of any "reportable event" (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA, a copy of such notice; or (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan, a copy of such notice.

                                  ARTICLE VIII
                                    DEFAULTS

       SECTION 8.1. EVENTS OF DEFAULT. If one or more of the following events ("Events of Default") shall have occurred:

              (i) the Borrower shall fail to pay, within 10 days after the due date therefor, any principal of or interest on any Loan, any fee or any other amount payable hereunder or under the Note;

              (ii) the Borrower shall fail to observe or perform any covenant contained in Article V or in Section 3.2, 6.7, 6.8, 6.9, 6.11, 6.12, 6.14, 6.16, 6.17 or 6.18;

              (iii) the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (i) or (ii) above) for 30 days after the earlier to occur of (A) the date written notice thereof is given to the Borrower by the Bank, or
       (B) the date notice thereof should have been given to the Bank pursuant to Section 6.1(iv);

              (iv) any representation, warranty, certification or statement made by the Borrower in this Agreement or any Collateral Document to which it is a party or by any Guarantor in a Guaranty or Pledge Agreement to which it is a party or by the Borrower or a Guarantor in any certificate, financial statement or other document delivered pursuant hereto or thereto shall prove to have been incorrect in any material respect when made;

              (v) the Borrower, any Subsidiary of the Borrower or any Guarantor shall fail to make any payment in respect of any Debt in excess of $100,000 (other than the Note) when due or within any applicable grace period, unless waived by the creditor;

              (vi) any event or condition shall occur which results in the acceleration of the maturity of any Debt in excess of $100,000 of the Borrower, any Subsidiary of the Borrower or any Guarantor or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder's behalf to accelerate the maturity thereof;

              (vii) the Borrower, any Subsidiary of the Borrower or any Guarantor shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

              (viii) an involuntary case or other proceeding shall be commenced against the Borrower, any Subsidiary of the Borrower or any Guarantor seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower, any Subsidiary of the Borrower or any Guarantor under the federal bankruptcy laws as now or hereafter in effect;

              (ix) any member of the Controlled Group shall fail to pay when due an amount or amounts aggregating in excess of $100,000 which it shall have become liable to pay to the PBGC, any Plan or any Plan trustee under Title IV of ERISA or Section 412 of the Code; or notice of intent to terminate a Plan or Plans having aggregate Unfunded Vested Liabilities in excess of $100,000 (collectively, a "Material Plan") shall be provided under Title IV of ERISA by any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any Material Plan or a proceeding shall be instituted by a fiduciary of any Material Plan against any member of the Controlled Group to enforce Section 515 of ERISA and such proceeding shall not have been dismissed within 30 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated;

              (x) one or more judgments or orders for the payment of money in excess of $500,000 (except for any judgment or order arising from the matter disclosed in Schedule 4.5 hereof and except for any judgment or order which has been disclosed to and approved in writing by the Bank as an exception to this Default provision within 5 Business Days after the rendering thereof) shall be rendered against the Borrower or any Subsidiary of the Borrower and such judgment or order shall continue unsatisfied and unstayed for a period of 30 days;

              (xi) (A) any Collateral Document shall cease for any reason to be in full force and effect or shall cease to be effective to grant a perfected security interest in the Collateral with the priority stated to be created thereby or such security interest shall cease to be in full force and effect or shall be declared null and void, or the validity or enforceability of such security interest or any Collateral Document shall be contested by the Borrower, any Subsidiary of the Borrower or any Guarantor, or the Borrower, any Subsidiary of the Borrower or any Guarantor shall deny that it has any further liability or obligation under a Collateral Document to which it is a party, or the Borrower, any Subsidiary of the Borrower or any Guarantor shall fail to perform any of its obligations under the Collateral Documents, or (B) any creditor of the Borrower, any Subsidiary of the Borrower or any Guarantor (other than a creditor having a purchase money security interest permitted by Section 6.8(ii) and then solely with respect to the related asset) shall obtain possession of any of the Collateral by any means, including, without limitation, levy, distraint, replevin or self-help, or any such creditor shall establish or obtain any right in the Collateral which is equal to or senior to the security interests of the Bank in such Collateral;

              (xii) a Guaranty shall at any time and for any reason cease to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by any Guarantor, or any Guarantor shall deny that it has any further liability or obligation under or shall fail to perform its obligations under a Guaranty; or

              (xiii) (A) the expiration of 30 days after the Bank has given the Borrower notice (which notice shall set forth in reasonable detail the basis for the Bank's determination) of the Bank's good faith determination that (x) the Bank deems itself insecure or (y) that a material adverse change in the financial condition of the Borrower has occurred since the date hereof or (z) that the Bank's prospect of payment hereunder has been impaired, or (B) the reasonable suspicion by the Bank that one or more Events of Default have occurred and the failure of the Borrower, upon 30 days' notice thereof from the Bank, to provide reasonably satisfactory evidence to the Bank that such Events of Default have not in fact occurred;

then, and in every such event, the Bank, at its option, may by notice to the Borrower terminate the Commitment and it shall thereupon terminate, and may, at its option, by notice to the Borrower declare the Note (together with accrued interest thereon) to be, and the Note shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in paragraph (vii) or (viii) above with respect to the Borrower, without any notice to the Borrower or any other act by the Bank, the Commitment shall thereupon terminate and the Note (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

                                   ARTICLE IX
                                  MISCELLANEOUS

       SECTION 9.1. NOTICES. All notices, requests and other communications to a party hereunder shall be in writing and shall be given to such party at its address set forth on the signature pages hereof or such other address as such party may hereafter specify for the purpose by notice to the other. Each such notice, request or other communication shall be effective when delivery to the addressee, at the address specified in this Section is accepted or refused provided that notices to the Bank under Section 2.2 and 2.6 shall not be effective until received.

       SECTION 9.2. NO WAIVERS. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

       SECTION 9.3. EXPENSES.

       (a) The Borrower shall pay all out-of-pocket expenses of the Bank, including: (i) $12,000 in fees, plus disbursements of counsel for the Bank in connection with the preparation of this Agreement, the Collateral Documents and the other documents contemplated hereby to be prepared by the Bank's counsel;
(ii) reasonable fees and disbursements of counsel for the Bank, in connection with the enforcement of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder; and (iii) if an Event of Default occurs, all out-of-pocket expenses incurred by the Bank, including reasonable fees and disbursements of counsel, in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall indemnify the Bank against any transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Note.

       (b) If the Bank shall determine that the adoption after the date hereof of any law, rule, regulation or guidelines regarding capital adequacy, or any change in any of the foregoing or in the interpretation or administration of any of the foregoing by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Bank's capital or the capital of any Person controlling the Bank as a consequence of the Bank's obligations hereunder to a level below that which the Bank or such Person could have achieved but for such law, change or compliance (taking into consideration the Bank's policies with respect to capital adequacy) by an amount deemed by the Bank to be material, then from time to time within ten days after demand by the Bank, the Borrower shall pay to the Bank such additional amount or amounts (but without duplicating any amount paid as additional commitment fee pursuant to Section 2.5) as will compensate the Bank for such reduction. A certificate of the Bank claiming compensation under this Section 9.3(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining any such amount, the Bank may use any reasonable averaging and attribution methods.

       SECTION 9.4. RIGHT OF SET-OFF. Upon the occurrence and during the continuance of any Event of Default, the Bank is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Bank to or for the credit or the account of the Borrower against any and all of the obligations now or hereafter existing under this Agreement, the Note or any Collateral Document, irrespective of whether or not the Bank shall have made any demand hereunder or under the Note and although such obligation may be unmatured. The rights of the Bank under this Section 9.4 are in addition to other rights and remedies (including, without limitation, other rights of set-offs) which the Bank may have. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in any Note may exercise rights of set-off or counterclaim or other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

       SECTION 9.5. AMENDMENTS AND WAIVERS. Any provision of this Agreement or of the Note may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Bank.

       SECTION 9.6. SUCCESSORS AND ASSIGNS. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer any of its rights under this Agreement without the prior written consent of the Bank.

       (b) The Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in the Commitment or in any or all of the Loans or the Note. In the event of any such grant by the Bank of a participating interest to a Participant, whether or not upon notice to the Borrower, the Bank shall remain responsible for the performance of its obligations hereunder, and the Bank shall continue to deal solely and directly with the Borrower in connection with the Bank's rights and obligations under this Agreement. Any agreement pursuant to which the Bank may grant such a participating interest shall provide that the Bank shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement and the Collateral Documents; provided that such participation agreement may provide that the Bank will not agree to any modification, amendment or waiver of this Agreement or the Collateral Documents which would have the effect of (i) increasing, decreasing or extending the Commitment or subjecting the Bank to any additional obligation,
(ii) reducing the principal of or rate of interest on any Loan, (iii) postponing the date fixed for any payment of principal of or interest on any Loan or fees hereunder or under the Note, (iv) extending the Revolving Credit Period, (v) releasing any substantial part of the Collateral or other direct or indirect security for the Loans without the consent of the Participant. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection (b).

       (c) The Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part of all, of its rights and obligations under this Agreement and the Note, and such Assignee shall assume such rights and obligations, pursuant to an instrument executed by such Assignee and the Bank, with (and subject to) the consent of the Borrower; provided that if an Assignee is an affiliate of the Bank, no such consent shall be required. Upon execution and delivery of such an instrument and payment by such Assignee to the Bank of an amount equal to the purchase price agreed between the Bank and such Assignee, such Assignee shall become a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection (c), the transferor Bank and the Borrower shall make appropriate arrangements so that, if required, a new Note or Notes is issued to the Assignee. If the Assignee is not incorporated under the laws of the United States of America or a state thereof, it shall, prior to the first date on which interest or fees are payable hereunder for its account deliver to the Borrower certification as to exemption from deduction or withholding of any United States federal income taxes.

       (d) The Bank may at any time assign all or any portion of its rights under this Agreement and the Note to a Federal Reserve Bank. No such assignment shall release the Bank from its obligations hereunder.

       (e) The Bank may furnish any information concerning the Borrower in its possession from time to time to Assignees and Participants (including prospective Assignees and Participants) and may furnish such information in response to credit inquiries consistent with general banking practice.

       SECTION 9.7. VIRGINIA LAW. This Agreement and the Notes shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without reference to conflicts of laws principles.

       SECTION 9.8. COUNTERPARTS; EFFECTIVENESS. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when the Bank shall have received counterparts hereof signed by both parties.

       SECTION 9.9. WAIVER OF JURY TRIAL; SUBMISSION TO JURISDICTION. The Borrower hereby irrevocably and unconditionally waives all right to trial by jury in any action, proceeding, or counterclaim arising out of or related to this Agreement, the Note, any Collateral Document or any of the transactions contemplated hereby or thereby. Any legal action or proceeding with respect to this Agreement, the Note, or any Collateral Document or any document related hereto or thereto shall be brought in the courts of the Commonwealth of Virginia in Fairfax County, Virginia or of the United States of America for the Eastern District of Virginia and in no other courts, and by execution and delivery of this Agreement the Borrower hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Borrower hereby irrevocably and unconditionally waives any objection, including without limitation, any objection to the laying of venue or based on the grounds of the forum non conveniens which it now or hereafter may have to the bringing of any action or proceeding in such respective jurisdictions.

       SECTION 9.10. ARBITRATION. ANY CONTROVERSY OR CLAIM BETWEEN OR AMONG THE PARTIES HERETO INCLUDING BUT NOT LIMITED TO THOSE ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED INSTRUMENTS, AGREEMENTS OR DOCUMENTS, INCLUDING ANY CLAIM BASED ON OR ARISING FROM AN ALLEGED TORT, SHALL BE DETERMINED BY BINDING ARBITRATION IN ACCORDANCE WITH THE FEDERAL ARBITRATION ACT (OR IF NOT APPLICABLE, THE APPLICABLE STATE LAW), THE RULES OF PRACTICE AND PROCEDURE FOR THE ARBITRATION OF COMMERCIAL DISPUTES OF J.A.M.S./ENDISPUTE OR ANY SUCCESSOR THEREOF ("J.A.M.S."), AND THE "SPECIAL RULES" SET FORTH BELOW. IN THE EVENT OF ANY INCONSISTENCY, THE SPECIAL RULES SHALL CONTROL. JUDGMENT UPON ANY ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION. ANY PARTY TO THIS AGREEMENT MAY BRING AN ACTION, INCLUDING A SUMMARY OR EXPEDITED PROCEEDING, TO COMPEL ARBITRATION OF ANY CONTROVERSY OR CLAIM TO WHICH THIS AGREEMENT APPLIES IN ANY COURT HAVING JURISDICTION OVER SUCH ACTION.

       (i) SPECIAL RULES. THE ARBITRATION SHALL BE CONDUCTED IN THE COUNTY OF THE BORROWER'S DOMICILE AT THE TIME OF THE EXECUTION OF THIS AGREEMENT AND ADMINISTERED BY J.A.M.S. WHO WILL APPOINT AN ARBITRATOR; IF J.A.M.S. IS UNABLE OR LEGALLY PRECLUDED FROM ADMINISTERING THE ARBITRATION, THEN THE AMERICAN ARBITRATION ASSOCIATION WILL SERVE. ALL ARBITRATION HEARINGS WILL BE COMMENCED WITHIN 90 DAYS OF THE DEMAND FOR ARBITRATION; FURTHER, THE ARBITRATOR SHALL ONLY, UPON A SHOWING OF CAUSE, BE PERMITTED TO EXTEND THE COMMENCEMENT OF SUCH HEARING FOR UP TO AN ADDITIONAL 60 DAYS.

       (ii) RESERVATION OF RIGHTS. NOTHING IN THIS ARBITRATION PROVISION SHALL BE DEEMED TO (I) LIMIT THE APPLICABILITY OF ANY OTHERWISE APPLICABLE STATUTES OF LIMITATION OR REPOSE AND ANY WAIVERS CONTAINED IN THIS AGREEMENT OR (II) BE A WAIVER BY BANK OF THE PROTECTION AFFORDED TO IT BY 12 U.S.C. SEC. 91 OR ANY SUBSTANTIALLY EQUIVALENT STATE LAW; OR (III) LIMIT THE RIGHT OF THE BANK (A) TO EXERCISE SELF HELP REMEDIES SUCH AS (BUT NOT LIMITED TO) SETOFF, OR (B) TO FORECLOSE AGAINST ANY REAL OR PERSONAL PROPERTY COLLATERAL, OR (C) TO OBTAIN FROM A COURT PROVISIONAL OR ANCILLARY REMEDIES SUCH AS (BUT NOT LIMITED TO) INJUNCTIVE RELIEF, WRIT OF POSSESSION OR THE APPOINTMENT OF A RECEIVER. THE BANK MAY EXERCISE SUCH SELF HELP RIGHTS, FORECLOSE UPON SUCH PROPERTY, OR OBTAIN SUCH PROVISIONAL OR ANCILLARY REMEDIES BEFORE, DURING OR AFTER THE PENDENCY OF ANY ARBITRATION PROCEEDING BROUGHT PURSUANT TO THIS AGREEMENT. NEITHER THIS EXERCISE OF SELF HELP REMEDIES NOR THE INSTITUTION OR MAINTENANCE OF AN ACTION FOR FORECLOSURE OR PROVISIONAL OR ANCILLARY REMEDIES SHALL CONSTITUTE A WAIVER OF THE RIGHT OF ANY

PARTY, INCLUDING THE CLAIMANT IN ANY SUCH ACTION, TO ARBITRATE THE MERITS OF THE CONTROVERSY OR CLAIM OCCASIONING RESORT TO SUCH REMEDIES.

       SECTION 9.11. ENTIRE AGREEMENT. This Agreement, the Note, the Guaranties, the Collateral Documents and other loan documents set forth the entire agreement of the parties with respect to the subject matter hereof and thereof and supersede all previous understandings. written or oral, in respect thereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

                                 PROXICOM, INC.       [SEAL]


                                 By /s/ CHRISTOPHER CAPUANO
                                    ----------------------------
                                 Name  C. Capuano
                                 Title  VP

                                 11600 Sunrise Valley Drive
                                 Reston, Virginia 20191


                                 NATIONSBANK, N.A.     [SEAL]

                                 By  /s/ BRIAN A. ROUNTREE
                                    ----------------------------
                                    Brian A. Rountree, Vice President

                                 8300 Greensboro Drive, Suite 550
                                 McLean, Virginia 22102

53093v7

The Exhibits and Schedules to this Secured Credit Agreement are not included with this Registration Statement on Form S-1. The Registrant will provide these Exhibits and Schedules upon the request of the Securities and Exchange Commission.